UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  October 26, 2005 (October 25, 2005)

SMURFIT-STONE CONTAINER CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-23876	43-1531401
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

150 North Michigan Avenue

Chicago, Illinois                       60601

(Address of principal executive offices) (Zip Code)

(312) 346-6600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act.

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 1.02.                                          Termination of a Material Definitive Agreement.

Concurrent with the resignation on October 26, 2005, of James P. Davis, Senior Vice President and General Manager of the Container Division, from Smurfit-Stone Container Corporation (the “Company”), as disclosed herein under Item 5.02 below, the Employment Agreement between Mr. Davis and the Company dated April 1, 2002 (filed as Exhibit 10.22 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002) was terminated.  A description of the Employment Agreement is set forth in the Company’s Proxy Statement filed April 5, 2005, for the Company’s Annual Meeting of Stockholders held May 11, 2005.  Pursuant to the Employment Agreement, Mr. Davis will be entitled to receive: (i) the full amount of base salary and annual bonus that the Company would have paid under the Employment Agreement had his employment continued to the end of the employment term; (ii) continued coverage under the Company’s medical, dental, life, disability, pension, profit sharing and other executive benefit plans through the end of the employment term; (iii) certain perquisites until the end of the employment term, provided that the perquisites will be reduced to the extent Mr. Davis receives comparable perquisites without cost during a period of 36 months; (iv) credit for the period through the end of the employment term for purposes of determining the executive’s age and service with the Company with respect to (A) eligibility, vesting and the amount of benefits under the Company’s executive benefit plans, and (B) the vesting of any outstanding stock options, restricted stock or other equity-based compensation awards; and (v) outplacement services.  Mr. Davis will remain subject to certain restrictive covenants contained in the Employment Agreement in accordance with the terms thereof.

Item 5.02.                                          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 26, 2005, James P. Davis resigned his position as Senior Vice President and General Manager of the Container Division of the Company.

On October 25, 2005, John M. Riconosciuto, was appointed Chief Operating Officer of the Company.  Mr. Riconosciuto has served as the Company’s Senior Vice President and General Manager - Consumer Packaging Division since February 23, 2005, and prior to that had been Vice President and General Manager - Consumer Packaging Division since January 2004.  He was Vice President of Operations for the Consumer Packaging Division from January 2002 to January 2004.  He was Vice President and General Manager – Specialty Packaging Division from October 2000 to January 2002.  Prior to that, he was Vice President and General Manager – Industrial Bag and Specialty Packaging Division from November 1998 to October 2000.

Mr. Riconosciuto is a party to an employment agreement with the Company which was entered into on August 1, 2000, and amended on February 20, 2001 (filed as Exhibit 10.23 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004).  A description of the Employment Agreement is set forth in the Company’s Proxy Statement filed April 5, 2005, for the Company’s Annual Meeting of Stockholders held May 11, 2005.  The employment agreement provides for a two year term of employment, which term is automatically renewed on each successive day of Mr. Riconosciuto’s employment.

Under the employment agreement, Mr. Riconosciuto is eligible to participate in any annual performance bonus plans, long-term incentive plans, and/or equity-based compensation plans established or maintained by the Company for its senior executive officers.  If the Company terminates Mr. Riconosciuto’s employment without cause or he terminates his employment with good reason, the agreement provides that Mr. Riconosciuto will receive (i) the full amount of base salary and annual bonus that he would have been paid had his employment continued to the end of the employment term; (ii) coverage under the Company’s medical, dental, life, disability, pension, profit sharing and other executive benefit plans through the end of the employment term; (iii) certain perquisites until the end of the employment term, provided that these perquisites will be reduced to the extent Mr. Riconosciuto receives comparable perquisites without cost during a period of 24 months following his employment termination; (iv) credit for the period through the end of the employment term for purposes of determining his age and service with the Company with respect to (A) eligibility, vesting and the amount of benefits under the Company’s executive benefit plans, and (B) the vesting of any outstanding stock options, restricted stock or other equity-based compensation awards; and (v) outplacement services.  Similar terms apply in the event Mr. Riconosciuto’s employment is terminated without cause or he terminates his employment with good reason within 24 months following a change of control of the Company.

The employment agreement contains covenants prohibiting Mr. Riconosciuto from: (i) disclosing the Company’s confidential information, inventions or developments, (ii) diverting any business opportunities or prospects from the Company, and (iii) competing with the Company during his employment and for a two year period thereafter.

A copy of the Company press release relating to the resignation of Mr. Davis and the appointment of Mr. Riconosciuto is attached hereto as Exhibit 99.1 and incorporated herein by reference.  The information contained in the website cited in the press release is not part of this report.

Item 9.01.                                          Financial Statements and Exhibits.

(c)                                 Exhibits.

99.1.                        Press release of Smurfit-Stone Container Corporation dated October 26, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	October 26, 2005

SMURFIT-STONE CONTAINER CORPORATION

		By:	/s/ Craig A. Hunt
		Name:	Craig A. Hunt
		Title:	Senior Vice President, Secretary and
General Counsel